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                          RELIANCE GROUP HOLDINGS, INC.

                           2000 RESTRICTED STOCK PLAN

1.       Purpose of the Plan

         The purpose of the Reliance Group Holdings, Inc. 2000 Restricted Stock Plan is to promote the interests of the Corporation and its stockholders by strengthening the Corporation's ability to attract, motivate, and retain personnel upon whose judgment, initiative, and efforts the financial success and growth of the business of the Corporation largely depend, to offer such personnel additional incentives to put forth maximum efforts for the success of the business, and to afford such personnel an opportunity to acquire a proprietary interest in the Corporation through stock ownership and other rights.

2.       Definitions

         Wherever the following capitalized terms are used in this Plan, they shall have the meanings specified below:

         (a) "Award" means a Restricted Stock Award granted under the Plan.

         (b) "Award Agreement" means an agreement entered into between the Corporation and a Participant setting forth the terms and conditions of an Award granted to a Participant.

         (c) "Board" means the Board of Directors of the Corporation.

         (d) "Bonus Plans" means the Corporation's 1998 Executive Bonus Plan and the Executive Bonus Plan for James E. Yacobucci.

         (e) "Bonus Plan Awards" shall have the meaning specified in Section 6.4 hereof.

         (f) "Bonus Plan Committee" shall have the meaning specified in Section
6.4 hereof.

         (g) "Cause" shall be as defined in any employment or similar agreement in force between the Corporation and a Participant or, in the event there is no employment or similar agreement in force between the Corporation and a Participant which defines "Cause", "Cause" shall mean a termination of a Participant's employment by the Corporation as a result of: (i) willful fraud or material dishonesty in connection with the Participant's performance of duties to the Corporation; (ii) the deliberate or intentional failure by the Participant to substantially perform his duties to the Corporation; (iii) conduct which is materially detrimental to the Corporation's reputation, goodwill or business operations; (iv) breach or threatened breach of any restrictive covenants the Participant is subject to with respect to the Corporation; or (v) the conviction for, or plea of nolo contendere, to a charge of commission of a felony.

         (h) "Change in Control" shall have the meaning specified in Section 7 hereof.

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         (i) "Code" means the Internal Revenue Code of 1986, as amended.

         (j) "Committee" means the Compensation Committee of the Board or any other committee of the Board appointed by the Board to administer the Plan from time to time.

         (k) "Common Stock" means the common stock of the Corporation.

         (l) "Corporation" means Reliance Group Holdings, Inc., a Delaware corporation.

         (m) "Date of Grant" means the date on which an Award under the Plan is made by the Committee, or such later date as the Committee may specify to be the effective date of the Award.

         (n) "Disability" means a permanent and total disability (within the meaning of section 22(e)(3) of the Code).

         (o) "Effective Date" means the Effective Date of this Plan, as defined in Section 10.1 hereof.

         (p) "Eligible Person" means any person who is an Employee of the Corporation or any of its Subsidiaries.

         (q) "Employee" means any person who is employed as a common-law employee.

         (r) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         (s) "Fair Market Value" of a share of Common Stock as of a given date means the closing sales price of the Common Stock on the New York Stock Exchange as reflected on the composite index on the trading day immediately preceding the date as of which Fair Market Value is to be determined or, in the absence of any reported sales of Common Stock on such date, on the first preceding date on which any such sale shall have been reported. If the Common Stock is not listed on the New York Stock Exchange on the date as of which Fair Market Value is to be determined, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate.

         (t) "Participant" means any Eligible Person who holds an outstanding Award under the Plan.

         (u) "Plan" means the Reliance Group Holdings, Inc. 2000 Restricted Stock Plan as set forth herein, as it may be amended from time to time.

         (v) "Restricted Stock Award" means an award of restricted stock under
Section 6 hereof entitling a Participant to shares of Common Stock that are nontransferable and subject to forfeiture until specific conditions established by the Committee are satisfied.

         (w) "Subsidiary" means (a) an entity (whether or not a corporation) that is wholly or majority owned or controlled, directly or indirectly, by the Corporation, or (b) any other affiliate of the Corporation that is so designated, from time to time, by the Committee.

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3.       Shares of Common Stock Subject to the Plan

         3.1. Number of Shares. Subject to the following provisions of this
Section 3, the aggregate number of shares of Common Stock that may be issued pursuant to all Awards under the Plan is 15,000,000 shares of Common Stock. The shares of Common Stock to be delivered under the Plan will be made available from authorized but unissued shares of Common Stock or issued shares that have been reacquired by the Corporation. To the extent that any Award payable in Common Stock is forfeited, cancelled, returned to the Corporation for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made thereunder, shares of Common Stock covered thereby will no longer be charged against the foregoing maximum share limitations and may again be made subject to Awards under the Plan pursuant to such limitations.

         3.2. Adjustments. If there shall occur any recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to the shares of Common Stock, or other change in corporate structure affecting the Common Stock, the Committee may, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of this Plan, cause an adjustment to be made in
(i) the maximum number and kind of shares provided in Section 3.1 hereof, (ii) the performance targets or goals applicable to any outstanding Awards or (iii) any other terms of an Award that are affected by the event.

4.       Administration of the Plan

         4.1. Committee Members. The Plan shall be administered by a Committee comprised of no fewer than two persons selected by the Board. Solely to the extent deemed necessary or advisable by the Board, each Committee member shall meet the definition of a "nonemployee director" for purposes of such Rule 16b-3 under the Exchange Act. The Board shall also have the authority to exercise the powers and duties of the Committee under the Plan. The Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. No member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award thereunder.

         4.2. Discretionary Authority. Subject to the express limitations of the Plan, the Committee shall have authority in its discretion to determine the Eligible Persons to whom, and the time or times at which, Awards may be granted, the number of shares subject to each Award, the time or times at which an Award will become vested, the performance criteria, business or performance goals or other conditions of an Award, and all other terms of the Award. The Committee shall also have discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for Plan administration. The Committee may prescribe, amend, and rescind rules and regulations relating to the Plan. All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.

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         4.3. Changes to Awards. The Committee shall have the authority to effect, at any time and from time to time, (i) the cancellation of any or all outstanding Awards and the grant in substitution therefor of new Awards covering the same or different numbers of shares of Common Stock, or (ii) the amendment of the terms of any and all outstanding Awards; provided, however, that no such action by the Committee may adversely impair the rights of a Participant (or any permitted transferee) under any outstanding Award without the consent of the Participant (or transferee). The Committee may in its discretion accelerate the vesting of an Award at any time or on the basis of any specified event.

         4.4. Delegation of Authority. The Committee shall have the right, from time to time, to delegate to one or more officers of the Corporation the authority of the Committee to grant and determine the terms and conditions of Awards awarded under the Plan, subject to such limitations as the Committee shall determine; provided, however, that no such authority may be delegated with respect to Awards awarded to any member of the Board or any Participant who the Committee determines may be subject to Rule 16b-3 under the Exchange Act.

5.       Eligibility and Awards

         All Eligible Persons are eligible to be designated by the Committee to receive an Award under the Plan. The Committee has authority, in its sole discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted and the number of shares subject to the Awards that are granted under the Plan. Each Award will be evidenced by an Award Agreement between the Corporation and the Participant that shall include such terms and conditions (consistent with the Plan) as the Committee may determine; provided, however, that failure to issue an Award Agreement shall not invalidate an Award.

6.       Restricted Stock Award

         6.1. Grant of Restricted Stock Awards. A Restricted Stock Award to a Participant represents shares of Common Stock that are issued subject to such restrictions on transfer and other incidents of ownership and such forfeiture conditions as the Committee may determine ("Restricted Shares"). In connection with issuance of any Restricted Shares, the Committee may (but shall not be obligated to) require the payment of a specified purchase price (which price may be less than Fair Market Value).

         6.2. Vesting Requirements. The restrictions imposed on Restricted Shares issued under a Restricted Stock Award shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement. Such vesting requirements may be based on the continued employment of the Participant with the Corporation or its Subsidiaries for a specified time period or periods, provided that any such restriction shall not be scheduled to lapse in its entirety earlier than the first anniversary of the Date of Grant. Such vesting requirements may also be based on the attainment of specified business or performance goals or measures established by the Committee in its sole discretion. Notwithstanding the foregoing, unless otherwise provided by the Committee in the Award Agreement, all restrictions on Restricted Shares shall lapse upon (i) a Change in Control of the Corporation, (ii) the death or Disability of


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the Participant, or (iii) an involuntary termination of the Participant's employment other than for Cause.

         6.3. Restrictions. Restricted Shares may not be transferred or assigned (except by will or by the laws of descent and distribution), or subject to any encumbrance, pledge or charge until all applicable restrictions are removed or have expired, unless otherwise allowed by the Committee. The Committee may require the Participant to enter into an escrow agreement providing that the certificates representing the Restricted Shares will remain in the physical custody of an escrow holder until all restrictions are removed or have expired. Failure to satisfy any applicable restrictions shall result in the Restricted Shares' being forfeited and returned to the Corporation, with any purchase price paid by the Participant to be refunded, unless otherwise provided by the Committee. The Committee may require that certificates representing Restricted Shares bear a legend making appropriate reference to the restrictions imposed. Any shares of Common Stock, any other securities of the Company and any other property (except cash dividends) distributed with respect to Restricted Shares shall be subject to the same restrictions, terms and conditions as such Restricted Shares. At the time that all applicable restrictions are removed or have expired with respect to the Restricted Shares, a stock certificate for the appropriate number of shares of Common Stock, free of the restrictions and restrictive stock legend (other than as required under the Securities Act of 1933 or otherwise), shall be delivered to the Participant or his beneficiary or estate, as the case may be.

         6.4. Bonus Plans Awards. Notwithstanding anything elsewhere in the Plan to the contrary, in addition to any Restricted Stock Award granted by the Committee under otherwise applicable provisions of the Plan, Restricted Stock Awards shall be granted hereunder in payment of awards under the Corporation's Bonus Plans ("Bonus Plan Awards"), to the extent directed by the Committee administering the applicable Bonus Plan (the "Bonus Plan Committee"). The terms of any such Bonus Plan Award (including, without limitation, the number of shares covered and the vesting requirements) shall be as determined by the applicable Bonus Plan Committee (consistent with provisions of the Plan) and all decisions concerning the administration of any Restricted Stock Award granted in payment of a Bonus Plan Award shall be made by the applicable Bonus Plan Committee.

         6.5. Rights as a Stockholder. Subject to the foregoing provisions of this Section 6, the Participant will have all rights of a stockholder with respect to Restricted Shares held by him, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

         6.6. Forfeiture Events. Unless otherwise specified by the Committee in an Award Agreement, any unvested portion of a Restricted Stock Award will be forfeited upon the Participant's termination of employment by the Corporation for Cause or upon a voluntary termination of employment by the Participant. In addition, the Committee may specify in an Award that the Participant's rights with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain other specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, violation of material Corporation or Subsidiary policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply


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to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Corporation or any Subsidiary.

         6.7. Section 83(b) Election. The Committee may provide in an Award Agreement that the Restricted Stock Award is conditioned upon the Participant's refraining from making an election with respect to the Award under section 83(b) of the Code. Irrespective of whether an Award is so conditioned, if a Participant makes an election pursuant to section 83(b) of the Code with respect to a Restricted Stock Award, the Participant shall be required to promptly file a copy of such election with the Corporation.

7.       Change in Control

         For purposes hereof, a "Change in Control" of the Corporation shall mean:

             (i) an acquisition subsequent to the Effective Date hereof by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) or more of either (A) the then outstanding shares of Common Stock or (B) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities"); excluding, however, the following: (1) any acquisition directly from the Corporation, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Corporation, (2) any acquisition by the Corporation and (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Subsidiary;

             (ii) during any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new directors whose election by the Board or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason (except for death, disability or voluntary retirement) to constitute a majority thereof;

             (iii) the consummation of a merger, consolidation, reorganization or similar corporate transaction which has been approved by the stockholders of the Corporation, whether or not the Corporation is the surviving Corporation in such transaction, other than a merger, consolidation, or reorganization that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Corporation (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization;

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             (iv) the approval by the stockholders of the Corporation of (A) the sale or other disposition of all or substantially all of the assets of the Corporation or (B) a complete liquidation or dissolution of the Corporation; or

             (v) adoption by the Board of a resolution to the effect that any person has acquired effective control of the business and affairs of the Corporation.


8.       Award Agreements

         8.1. Form of Agreement. Each Award under this Plan shall be evidenced by an Award Agreement in a form approved by the Committee setting forth the number of shares of Common Stock subject to the Award, the time or times at which an Award will become vested, and the purchase price (if any) for the shares. The Award Agreement shall also set forth other material terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of this Plan.

9.       General Provisions

         9.1. Employment or Service. Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person the right to continue in the capacity in which he is employed by, or otherwise serves, the Corporation or any Subsidiary.

         9.2. Securities Laws. No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any stock exchanges upon which the Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to an Award, the Corporation may require the Participant to take any reasonable action to meet such requirements. The Committee may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any stock exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares.

         9.3. Tax Withholding. The Participant shall be responsible for payment of any taxes or similar charges required by law to be withheld from an Award or an amount paid in satisfaction of an Award, which shall be paid by the Participant on or prior to the payment or other event that results in taxable income in respect of an Award. The Award Agreement shall specify the manner in which the withholding obligation shall be satisfied with respect to the particular type of Award.

         9.4. Other Compensation and Benefit Plans. Except as provided herein, the adoption of the Plan shall not affect any other stock incentive or other compensation plans in effect for the Corporation or any Subsidiary, nor shall the Plan preclude the Corporation from establishing any other forms of stock incentive or other compensation for employees of the Corporation or any Subsidiary. The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute compensation with respect to which any other employee benefits of


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such Participant are determined, including, without limitation, benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically provided by the terms of such plan.

         9.5. Plan Binding on Transferees. The Plan shall be binding upon the Corporation, its transferees and assigns, and the Participant, his executor, administrator and permitted transferees and beneficiaries.

         9.6. Construction and Interpretation. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender. Headings of Articles and Sections hereof are inserted for convenience and reference and constitute no part of the Plan.

         9.7. Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

         9.8. Governing Law. The validity and construction of this Plan and of the Award Agreements shall be governed by the laws of the State of Delaware.

10.      Effective Date, Termination and Amendment

         10.1. Effective Date. The Plan shall become effective on the date of its adoption by the Board.

         10.2. Termination. The Plan shall terminate on the date immediately preceding the tenth anniversary of the date the Plan is adopted by the Board. The Board may, in its sole discretion and at any earlier date, terminate the Plan. Notwithstanding the foregoing, no termination of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award.

         10.3. Amendment. The Board may at any time and from time to time and in any respect, amend or modify the Plan; provided, however, that the Board may seek the approval of any amendment or modification by the Corporation's stockholders to the extent it deems necessary or advisable in its sole discretion for the listing requirements of the New York Stock Exchange or for any other purpose. No amendment or modification of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award.

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